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        SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
       CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING


                            EXHIBIT 99

The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                                    Nine Months
                                           Ended September 30
                                                  1996         1997
  Actual number of units
   outstanding at the beginning of the
      period                                        4,308,568   4,426,568

     Weighted average number of units issued
       during the period                               42,861             44,750

     Weighted average number of units
      outstanding during the period                             4,331,429   4,471,318

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